CODE OF ETHICS

Exhibit 14

KFx, Inc.

KFx Inc. will conduct its business honestly and ethically wherever we operate in the world. We will constantly improve the quality of our services, products and operations and will maintain a reputation for honesty, fairness, respect, responsibility, integrity, trust and sound business judgment. No illegal or unethical conduct on the part of directors, officers, managers, employees or affiliates (“KFx Representatives”) is in the company’s best interest. KFx Inc. will not compromise its principles for short-term advantage. The ethical performance of this company is the sum of the ethics of the men and women who work here. Thus, we are all expected to adhere to high standards of personal integrity.

KFx Representatives must never permit their personal interests to conflict, or even appear to conflict, with the interests of the company, its clients or affiliates. KFx Representatives must be particularly careful to avoid representing KFx, Inc. in any transaction with others with whom there is any outside business affiliation or relationship. KFx Representatives shall avoid using their Company contacts to advance their private business or personal interests at the expense of the Company, its clients or affiliates.

No bribes, kickbacks or other similar remuneration or consideration shall be given to any person or organization in order to attract or influence business activity. KFx Representatives shall avoid gifts, gratuities, fees, bonuses or excessive entertainment, in order to attract or influence business activity.

KFx Representatives will often come into contact with, or have possession of, proprietary, confidential or business-sensitive information and must take all appropriate steps to assure that the confidentiality of such information is maintained. This information—whether it belongs to our Company or any of our clients or affiliates – may include strategic business plans, operating results, marketing strategies, customer lists, personnel records, upcoming acquisitions and divestitures, new investments, or manufacturing costs, processes and methods. Proprietary, confidential and sensitive business information about our Company, other companies, individuals and entities must be treated with sensitivity and discretion and only be disseminated on a need-to-know basis.

Any misuse of material inside information in connection with trading in the Company’s securities can expose an individual to civil liability and penalties under the Securities Exchange Act. Under this Act, KFx Representatives in possession of material information not available to the public are “insiders.” Spouses, friends, suppliers, brokers, and others outside the Company who may have acquired such information directly or indirectly from an officer, manager or employee are also “insiders.” The Act prohibits insiders from trading in, or recommending the sale or purchase of, the Company’s securities, while such inside information is regarded as “material”, or if it is important enough to influence you or any other person in the purchase or sale of securities of any company with which we do business, which could be affected by the inside information. The following guidelines should be followed in dealing with inside information:

•	Until material information has been publicly released by the Company, an employee must not disclose it to anyone except those within the Company whose positions require use of that information.

CODE OF ETHICS

•	KFx Representatives must not buy or sell the Company’s securities when they have knowledge of material information concerning the Company until it has been disclosed to the public and the public has had sufficient time to absorb the information.

•	KFx Representatives shall not buy or sell securities of another corporation, the value of which is likely to be affected by an action by the Company of which the employee is aware and which has not been publicly disclosed.

KFx Representatives will seek to report all information accurately and honestly, and as otherwise required by applicable reporting requirements.

KFx Representatives will refrain from gathering competitor intelligence by improper means and refrain from acting on knowledge that has been gathered in such a manner. The KFx Representatives will seek to avoid exaggerating or disparaging comparisons of the services and competence of their competitors.

KFx Representatives will obey all applicable Equal Employment Opportunity laws and act with respect and responsibility towards others in all of their dealings.

KFx Representatives agree to promptly disclose any unethical, dishonest, fraudulent and illegal behavior, or any violation of Company policies and procedures, directly to management.

Violation of this Code of Ethics can result in discipline, including possible termination. The degree of discipline imposed may be influenced by the existence of voluntary disclosure of any ethical violation whether or not the violator cooperated in any subsequent investigation.

If you ever have any doubt about whether your conduct or that of another meets the Company’s ethical standards or compromises the Company’s reputation, please discuss it with either the Company’s Chief Executive Officer or Chief Operating Officer.

I have read the above Code of Business Ethics for KFx Inc.

Employee	Date